Exhibit 4.13

Advised Line of Credit Note

$5,000,000.00
Date: May 8, 2009

Promise to Pay. On or before September 30, 2009, for value received, BOS-Supply Chain Solutions (Summit), Inc. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 695 Route 46, 1st Floor, Fairfield, NJ 07004 (the “Bank”) or order, in lawful money of the United States of America, the sum of Five Million and 00/100 Dollars ($5,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means a LIBOR Rate Advance or a CB Floating Rate Advance and “Advances” means all LIBOR Rate Advances and all CB Floating Rate Advances under this Note.

“Applicable Margin” means with respect to any CB Floating Rate Advance, 0.00% per annum and with respect to any LIBOR Rate Advance, 2.50% per annum.

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New Jersey and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CB Floating Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Interest Period” means, with respect to a LIBOR Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LIBOR Rate” means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Page”) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

“Principal Payment Date” is defined in the paragraph entitled “Principal Payments” below.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to five (5) LIBOR Rate Advances and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each LIBOR Rate Advance at the Adjusted LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.

Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an Advance under this Note no later than 2:00 p.m. Eastern time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Eastern time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower’s notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance or LIBOR Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each LIBOR Rate Advance shall be in a minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00). All notices under this paragraph are irrevocable. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower’s account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Eastern time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11:00 a.m. Eastern time three (3) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or LIBOR Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); (ii) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (iii) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Eastern time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

Interest Payments. Interest on the Advances shall be paid as follows:

A.          For each CB Floating Rate Advance, on the first day of each month beginning with the first month following disbursement of the Advance or following conversion of an Advance into a CB Floating Rate Advance, and at the maturity or conversion of the Advance into a LIBOR Rate Advance;

B.          For each LIBOR Rate Advance, on the last day of the Interest Period for the Advance and, if the Interest Period is longer than three months, at three-month intervals beginning with the day three months from the date the Advance is disbursed.

Principal Payments. All outstanding principal and interest is due and payable in full on September 30, 2009, which is defined herein as the “Principal Payment Date”.

Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, shall bear interest at a per annum rate equal to the interest rate being charged on each such Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for each such Advance.

Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty.

The Borrower shall pay the Bank amounts sufficient (in the Bank’s reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of:

A.          Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or

B.          Any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.

Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Rate Advance or to reduce the amount of any sum receivable by the Bank on any Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its controlling corporation’s) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the other Related Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the other Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.

Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Rate Advances, then the Bank shall at the Bank’s option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance, provided, however, that, subject to the terms and conditions of this Note and the other Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

Matters Regarding Payment. The Borrower will pay the Bank at the Bank’s address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 117008443 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only for the Borrower’s general corporate purposes.

Uncommitted Line of Credit. Uncommitted Line of Credit. The Bank has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the lesser of (i) the Borrowing Base; and (ii) $5,000,000.00. The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. Bank may refuse to make any loan at any time notwithstanding that no event of default has occurred or exists or that Bank has made loans hereunder under similar circumstances. Bank may, for any reason or no reason at all, refuse to make any loan under this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The Borrower has executed and delivered this Note to provide for the terms that must be met before Bank will consider making an advance to Borrower and for ease of administering advances that Bank may in its sole discretion make to Borrower. The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank.

General Definitions. As used in this Note, the following terms have the following respective meanings:

1.

“Affiliate” means any Person which, directly or indirectly, Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

2.

“Borrowing Base” means the amount stated as the net available amount on the most recent Borrowing Base Certificate submitted by Borrower to Bank, subject to verification by the Bank and determination by the Bank at any time and calculated using the eligibility criteria, borrowing base factors, dollar ceilings for various components and any deductions specified in the Borrowing Base Certificate. The Bank may in its sole discretion decline to make an advance when requested even if net availability under the Borrowing Base then exists.

3.	“Borrowing Base Certificate” means the report periodically submitted by the Borrower to the Bank in form acceptable to the Bank.

4.	“Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

5.

“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

6.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

7.	“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

8.

“Liabilities” means all debts, obligations, and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

9.	“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

10.	“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

11.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

12.	“Pledgor” means any Person providing Collateral.

13.	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

14.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

15.

“Related Documents” means this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

16.

“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.     Within forty-five (45) days after each quarterly period, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B.     Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

C.     Within thirty (30) days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents:

(1)     a list of Accounts, aged from date of invoice, and
(2)     a list of Inventory, valued at the lower of cost (determined using the first-in, first-out method of inventory accounting) or wholesale market value.

D.     Within one hundred and twenty (120) days after and as of the end of each fiscal year of BOS – Supply Chain Solutions (Lynk) Inc., the consolidated financial statements of BOS – Supply Chain Solutions (Lynk) Inc. and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

E.     A Borrowing Base Certificate, along with such supporting documentation as the Bank may request, at the following times: (A) within thirty (30) days after and as of the end of each calendar month in which there was an outstanding advance of principal under this Note on the last day of such month, and (B) if no Borrowing Base Certificate has been provided or is otherwise due as of the end of the immediately preceding month, with any request for an advance under this uncommitted advised line of credit.

Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time and from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

Representations by Borrower. The Borrower represents and warrants that each of the following is and will remain true and correct until the later of maturity or the date on which all Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; and, if the Borrower is not a natural Person: (i) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (ii) the execution and delivery of this Note and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.

Events of Default/Acceleration. If any of the following events occurs, this Note shall become due immediately, without notice, at the Bank’s option:

1.

Any Obligor fails to pay when due any of the Liabilities or any other debt to any Person, or any amount payable with respect to any of the Liabilities, or under this Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.

2.

Any Obligor or any Pledgor: (a) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

3.

In the event (a) there is a default under the terms of any Related Document, (b) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (c) any Obligor fails to perform promptly under its guaranty, or (d) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

4.	There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.
5.	Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.
6.

Any Obligor or any of its Subsidiaries or any Pledgor: (a) becomes insolvent or unable to pay its debts as they become due; (b) makes an assignment for the benefit of creditors; (c) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (d) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (e) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (f) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (g) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

7.	A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.
8.

Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (a) liquidates or is dissolved; (b) merges or consolidates with any other Person; (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (d) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (e) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

9.

Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

10.

Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.

11.	Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective Property, or the Collateral.
12.

Any material adverse change occurs in: (a) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (b) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (c) the Collateral.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Related Documents and the making, servicing and collection of this Note or the other Related Documents and any other amounts owed under this Note or the other Related Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

Cooperation. The Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, or the Collateral, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of New Jersey, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of New Jersey is not a convenient forum or the proper venue for any such suit, action or proceeding.

Miscellaneous. If more than one Borrower executes this Note: (i) each Borrower is liable jointly and severally for the Liabilities evidenced by this Note; (ii) the term “Borrower” means any one or more of them; and (iii) the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.

Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Borrower:

Address:	1008 Teaneck Road	BOS-Supply Chain Solutions (Summit), Inc.
Teaneck, NJ 07666
By:

			Printed Name	Title

Date Signed:

Continuing Security Agreement

Name of Debtor:	BOS-Supply Chain Solutions (Summit), Inc.
Debtor’s Address:	1008 Teaneck Road, Teaneck, NJ 07666
Tax Payer’s ID:	22-1911284

Dated as of May 8, 2009

Grant of Security Interest. BOS-Supply Chain Solutions (Summit), Inc. (whether one or more, the “Debtor”, individually and collectively if more than one) grants to JPMorgan Chase Bank, N.A., whose address is 695 Route 46, 1st Floor, Fairfield, NJ 07004 (together with its successors and assigns, the “Bank”) a continuing security interest in, pledges and assigns to the Bank all of the “Collateral” (as hereinafter defined) owned by the Debtor, all of the collateral in which the Debtor has rights or power to transfer rights and all Collateral in which the Debtor later acquires ownership, other rights or rights or power to transfer rights to secure the payment and performance of the Liabilities.

Borrower. “Borrower” means each and all of BOS-Supply Chain Solutions (Summit), Inc.

Liabilities. “Liabilities” means all obligations, indebtedness and liabilities of the Borrower whether individual, joint and several, absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, all interest, costs and fees arising under or from any note, open account, overdraft, letter of credit application, endorsement, surety agreement, guaranty, credit card, lease, Rate Management Transaction, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. The Debtor and the Bank specifically contemplate that Liabilities include indebtedness hereafter incurred by the Borrower to the Bank.

Collateral. Accounts; Chattel Paper; Deposit Accounts and other payment obligations of a financial institution (including the Bank); Documents; Equipment; General Intangibles; Instruments; Inventory; Investment Property; and Letter of Credit Rights.

Description of Collateral. As used in this agreement, the term “Collateral” means all of the Debtor’s property whether owned individually or jointly with others of the types indicated above and defined below, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, including but not limited to any items listed on any schedule or list attached hereto. In addition, the term “Collateral” includes all “proceeds,” “products” and “supporting obligations” (as such terms are defined in the “UCC,” meaning the Uniform Commercial Code of New Jersey, as in effect from time to time) of the Collateral indicated above, including but not limited to all stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper, “instruments,” “investment property,” “financial assets,” and “general intangibles” (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor, and all insurance claims relating to any of the Collateral (defined above). The term “Collateral” further includes all of the Debtor’s right, title and interest in and to all books, records and data relating to the Collateral identified above, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral identified above or to access, retrieve, or process any of such information or data. Where the Collateral is in the possession of the Bank or the Bank’s agent, the Debtor agrees to deliver to the Bank any property that represents an increase in the Collateral or profits or proceeds of the Collateral.

1.	“Accounts” means all of the Debtor’s “accounts” as defined in Article 9 of the UCC.

2.	“Chattel Paper” means all of the Debtor’s “chattel paper” as defined in Article 9 of the UCC.

3.	“Deposit Accounts” means all of the Debtor’s “deposit accounts” as defined in Article 9 of the UCC and other payment obligations of a financial institution (including the Bank) to the Debtor.

4.	“Documents” means all of the Debtor’s “documents” as defined in Article 9 of the UCC.

5.

“Equipment” means all of the Debtor’s “equipment” as defined in Article 9 of the UCC. In addition, “Equipment” includes any “documents” (as defined in Article 9 of the UCC) issued with respect to any of the Debtor’s “equipment” (as defined in Article 9 of the UCC) and certificates of title relating to the foregoing. Without limiting the security interest granted, the Debtor represents and warrants that the Debtor’s Equipment is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

6.

“General Intangibles” means all of the Debtor’s “general intangibles” as defined in Article 9 of the UCC. In addition, “General Intangibles” further includes any right to a refund of taxes paid at any time to any governmental entity.

7.	“Instruments” means all of the Debtor’s “instruments” as defined in Article 9 of the UCC.

8.

“Inventory” means all of the Debtor’s “inventory” as defined in Article 9 of the UCC. In addition, “Inventory” includes any “documents” and certificates of title issued with respect to any of the Debtor’s “inventory” (as defined in Article 9 of the UCC). Without limiting the security interest granted, the Debtor represents and warrants that the Debtor’s Inventory is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

9.	“Investment Property” means all of the Debtor’s “investment property” as defined in Article 9 of the UCC and all of the Debtor’s “financial assets,” as defined in Article 8 of the UCC.

10.	“Letter of Credit Rights” means all of the Debtor’s “letter of credit rights” as defined in Article 9 of the UCC.

Collateral Location Schedule. “Collateral Location Schedule” means a schedule in the form attached to this agreement. The Debtor agrees to complete, execute and deliver a Collateral Location Schedule to the Bank with respect to any Collateral for which the Debtor has identified a location in this agreement: (i) concurrently with the execution of this agreement, if the initial location of the Collateral is other than the address of the Debtor set forth above; and (ii) within ten (10) days prior to the relocation of any Collateral to any place other than the address of the Debtor set forth above or the location identified in any previously submitted Collateral Location Schedule.

Representations, Warranties and Covenants. The Debtor represents and warrants to, and covenants and agrees with the Bank that each of the following is true and will remain true until termination of this agreement and full and final payment of all Liabilities:

1.	Its principal residence or chief executive office is at the address shown above;
2.	The Debtor’s name as it appears in this agreement is its exact name as it appears in the Debtor’s organizational documents, as amended, including any trust documents;
3.

It is or will become the owner of the Collateral free from any liens, encumbrances or security interests, except for this security interest and existing liens disclosed to and accepted by the Bank in writing, and it will defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral;

4.

It will keep the Collateral free of liens, encumbrances and other security interests, except for this security interest, maintain the Collateral in good repair, not use it illegally and exhibit the Collateral to the Bank on demand;

5.

At its own expense, the Debtor will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank. Each insurance policy shall contain a lender’s loss payable endorsement in form and substance satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least thirty (30) days’ prior written notice to the Bank. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that the Debtor will not be deemed a co-insurer. The policies and certificates evidencing them, shall, if the Bank so requests, be deposited with the Bank. The Debtor authorizes the Bank to endorse on the Debtor’s behalf and to negotiate drafts reflecting proceeds of insurance of the Collateral, provided that the Bank shall remit to the Debtor such surplus, if any, as remains after the proceeds have been applied, at the Bank’s option, to the satisfaction of all of the Liabilities (in such order of application as the Bank may elect) or to the establishment of a cash collateral account for the Liabilities;

6.

It will not sell, lease, license or offer to sell, lease, license or otherwise transfer the Collateral or any rights in or to the Collateral, without the written consent of the Bank, except in the ordinary course of business;

7.

It will not change the location of the Collateral from the locations of the Collateral described in this agreement and any separate Collateral Location Schedule provided to the Bank, without providing at least ten (10) days’ prior written notice to the Bank by means of submitting a Collateral Location Schedule;

8.	It will pay promptly when due all taxes and assessments upon the Collateral, or for the use or operation of the Collateral;

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9.

No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing. From time to time at the Bank’s request, the Debtor will execute one or more financing statements or similar record and a control agreement with respect to the proceeds in form satisfactory to the Bank and will pay the cost of filing them in all public offices where filing is deemed by the Bank to be necessary or desirable. In addition, the Debtor shall execute and deliver, or cause to be executed and delivered, such other documents as the Bank may from time to time request to perfect or to further evidence the security interest created in the Collateral by this agreement including, without limitation: (a) any certificate or certificates of title to the Collateral with the security interest of the Bank noted thereon or executed applications for such certificates of title in form satisfactory to the Bank; (b) any assignments of claims under government contracts which are included as part of the Collateral, together with any notices and related documents as the Bank may from time to time request; (c) any assignment of any specific account receivable as the Bank may from time to time request; (d) a notice of and acknowledgment of the Bank’s security interest and a control agreement with respect to any Collateral, all in form and substance satisfactory to the Bank; (e) a notice to and acknowledgment from any person holding or in possession of any Collateral that such persons holds the Collateral as a bailee for the Bank’s benefit, all in form and substance satisfactory to the Bank; and (f) any consent to the assignment of proceeds of any letter of credit, all in form and substance satisfactory to the Bank;

10.

It will not, without the Bank’s prior written consent, change the Debtor’s name, the Debtor’s business organization, the jurisdiction under which the Debtor’s business organization is formed or organized, or the Debtor’s chief executive office, or of any additional places of the Debtor’s business;

11.

It will provide any information that the Bank may reasonably request and will permit the Bank or the Bank’s agents to inspect and copy its books, records, data and the Collateral at any time during normal business hours;

12.

The Bank shall have the right now, and at any time in the future in its sole and absolute discretion, without notice to the Debtor, to (a) prepare, file and sign the Debtor’s name on any proof of claim in bankruptcy or similar document against any owner of the Collateral and (b) prepare, file and sign the Debtor’s name on any financing statement, notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral. The Debtor hereby authorizes the Bank to file financing statements covering Collateral or such lesser amount of assets as the Bank may determine, or the Bank may, at its option, file financing statements or similar records containing any collateral description which reasonably describes the Collateral in which a security interest is granted under this agreement;

13.

Immediately upon the Debtor’s receipt of any Collateral evidenced by an agreement, “instrument,” “chattel paper,” certificated “security” or “document” (as such terms are defined in the UCC) (collectively, “Special Collateral”), the Debtor shall mark the Special Collateral to show that it is subject to the Bank’s security interest and shall deliver the original to the Bank together with appropriate endorsements and other specific evidence of assignment or transfer in form and substance satisfactory to the Bank;

14.

The Debtor shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral, nor use any of the Collateral in violation of any applicable law or any policy of insurance thereon. To the extent that the Collateral consists of “farm products” (as defined in the UCC), the Debtor shall attend to and care for the crops and livestock in accordance with the best practices of good husbandry, and do, or cause to be done, any and all acts that may at any time be appropriate or necessary to grow, raise, harvest, care for, preserve and protect the farm products;

15.

Except as may be otherwise disclosed in writing by the Debtor to the Bank, none of the Collateral is attached to real estate so as to constitute a “fixture” (as defined in the UCC) and none of the Collateral shall at any time hereafter be attached to real estate so as to constitute a fixture. If any of the Collateral is now or at any time hereafter becomes so attached to real estate so as to constitute a fixture, the Debtor shall, at any time upon the Bank’s request, furnish the Bank with a disclaimer of interest in the Collateral executed by each person or entity having an interest in such real estate.

Accounts; Chattel Paper; General Intangibles and Instruments. If the Collateral includes the Debtor’s “Accounts, Chattel Paper, General Intangibles and Instruments” and until the Bank gives notice to the Debtor to the contrary, the Debtor will, in the usual course of its business and at its own expense, on the Bank’s behalf but not as the Bank’s agent, demand and receive and use its best efforts to collect all moneys due or to become due with respect to the Collateral. Until the Bank gives notice to the Debtor to the contrary or until the Debtor is in default, it may use the funds collected in its business. Upon notice from the Bank or upon default, the Debtor agrees that all sums of money it receives on account of or in payment or settlement of the Accounts, Chattel Paper, General Intangibles and Instruments shall be held by it as trustee for the Bank without commingling with any of the Debtor’s other funds, and shall immediately be delivered to the Bank with endorsement to the Bank’s order of any check or similar instrument. It is agreed that, at any time the Bank so elects, the Bank shall be entitled, in its own name or in the name of the Debtor or otherwise, but at the expense and cost of the Debtor, to collect, demand, receive, sue for or compromise any and all Accounts, Chattel Paper, General Intangibles, and Instruments, and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Debtor and, in the Bank’s discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to the Bank or to which the Bank may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank’s taking action. The Debtor appoints the Bank or the Bank’s designee as the Debtor’s attorney-in-fact to do all things with reference to the Collateral as provided for in this section including without limitation (1) to notify the post office authorities to change the Debtor’s mailing address to one designated by the Bank, (2) to receive, open and dispose of mail addressed to the Debtor, (3) to sign the Debtor’s name on any invoice or bill of lading relating to any Collateral, on assignments and verifications of account and on notices to the Debtor’s customers, and (4) to do all things necessary to carry out this agreement or to perform any of the obligations of the Debtor under this agreement. The Debtor ratifies and approves all acts of the Bank as attorney-in-fact. The Bank shall not be liable for any act or omission, nor any error of judgment or mistake of fact or law, but only for its gross negligence or willful misconduct. This power being coupled with an interest is irrevocable until all of the Liabilities have been fully satisfied and shall survive the death or disability of the Debtor.

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Pledge. If the Debtor is not liable for all or any part of the Liabilities, then the Debtor agrees that:

1.

If any moneys become available from any source other than the Collateral that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not secured by this agreement.

2.	The Bank may take any action against the Borrower, the Collateral or any other collateral for the Liabilities, or any other person or entity liable for any of the Liabilities.
3.

The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release the Collateral in whole or in part or any other collateral for the Liabilities, and need not perfect a security interest in the Collateral or any other collateral for the Liabilities.

4.

The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of setoff.

5.

Without notice or demand and without affecting the Debtor’s obligations hereunder, from time to time, the Bank is authorized to: (a) renew, modify, compromise, rearrange, restate, consolidate, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more sureties, endorsers, or guarantors; (c) take and hold other collateral for the payment of the Liabilities, and enforce, exchange, substitute, subordinate, impair, waive or release any such collateral; (d) proceed against the Collateral or any other collateral for the Liabilities and direct the order or manner of sale as the Bank in its discretion may determine; and (e) apply any and all payments received by the Bank in connection with the Liabilities, or recoveries from the Collateral or any other collateral for the Liabilities, in such order or manner as the Bank in its discretion may determine.

6.

The Debtor’s obligations hereunder shall not be released, diminished or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets or any other obligor on the Liabilities or that obligor’s assets, (c) any change in the composition or structure of the Borrower or any other obligor on the Liabilities, including a merger or consolidation with any other person or entity, or (d) any payments made upon the Liabilities.

7.

The Debtor expressly consents to any impairment of any other collateral for the Liabilities, including, but not limited to, failure to perfect a security interest and release of any other collateral for the Liabilities and any such impairment or release shall not affect the Debtor’s obligations hereunder.

8.

The Debtor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person or entity liable on the Liabilities, or the Collateral, until the Borrower and the Debtor have fully performed all their obligations to the Bank, even if those obligations are not covered by this agreement.

9.

The Debtor waives (a) to the extent not prohibited by applicable law, all rights and benefits under any laws or statutes regarding sureties, as may be amended, (b) any right the Debtor may have to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this agreement, (ii) incurrence or acquisition of any Liabilities, any credit that the Bank extends to the Borrower, (iii) the Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any other collateral for the Liabilities, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Bank to proceed against the Borrower, any guarantor or other obligor on the Liabilities, the Collateral or any other collateral for the Liabilities, or pursue any remedy in the Bank’s power to pursue, (d) any defense based on any claim that the Debtor’s obligations exceed or are more burdensome than those of the Borrower, (e) the benefit of any statute of limitations affecting the Debtor’s obligations hereunder or the enforcement hereof, (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities, and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver.

10.

The Debtor agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of such payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or paid over to a trustee, receiver or any other person or entity, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement shall continue to be effective or shall be reinstated, as the case may be, even if all Liabilities have been paid in full, and whether or not the Bank is in possession of this agreement or whether this agreement has been marked paid, cancelled, released or returned to the Debtor, and, to the extent of the payment or repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. If this agreement must be reinstated, the Debtor agrees to execute and deliver to the Bank any new security agreements and financing statements, if necessary or if requested by the Bank, in form and substance acceptable to the Bank, covering the Collateral.

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11.

The Debtor agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Bank’s collateral free and clear of all liens.

12.

The Debtor has (a) without reliance on the Bank or any information received from the Debtor and based upon the records and information the Debtor deems appropriate, made an independent investigation of the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances that may bear upon those transactions, the Borrower or the obligations, liabilities and risks undertaken pursuant to this agreement; (b) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower and the Bank has no duty to provide any information concerning the Borrower or other obligor on the Liabilities to the Debtor; (c) full and complete access to the Borrower and any and all records relating to any Liabilities now or in the future owing by the Borrower; (d) not relied and will not rely upon any representations or warranties of the Debtor not embodied in this agreement or any acts taken by the Debtor prior to or after the execution or other authentication and delivery of this agreement (including but not limited to any review by the Debtor of the business, assets, operations, prospects and condition, financial or otherwise, of the Borrower); and (e) determined that the Debtor will receive benefit, directly or indirectly, and has or will receive fair and reasonably equivalent value, for the execution and delivery of this agreement and the rights provided to the Bank. By entering into this agreement, the Debtor does not intend: (i) to incur or believe that the Debtor will incur debts that would be beyond the Debtor’s ability to pay as those debts mature; or (ii) to hinder, delay or defraud any creditor of the Debtor. The Debtor is neither engaged in nor about to engage in any business or transaction for which the remaining assets of the Debtor are unreasonably small in relation to the business or transaction, and any property remaining with the Debtor after the execution or other authentication of this agreement is not unreasonably small capital.

Default; Remedies. If any of the Liabilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities, then the Bank shall have the rights and remedies provided by law or this agreement, including but not limited to the right to require the Debtor to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. Should a default occur, the Debtor will pay to the Bank all costs reasonably incurred by the Bank for the purpose of enforcing its rights hereunder, to the extent not prohibited by law, including, without limitation: costs of foreclosure; costs of obtaining money damages; and a reasonable fee for the services of internal and outside attorneys employed or engaged by the Bank or its affiliates for any purpose related to this agreement, including, without limitation, consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or any proceeding. The Debtor agrees that upon default the Bank may dispose of any of the Collateral in its then present condition, that the Bank has no duty to repair or clean the Collateral prior to sale, and that the disposal of the Collateral in its present condition or without repair or clean-up shall not affect the commercial reasonableness of such sale or disposition. The Bank’s compliance with any applicable state or federal law requirements in connection with the disposition of the Collateral will not adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim warranties of title, possession, quiet enjoyment, and the like, and the Debtor agrees that any such action shall not affect the commercial reasonableness of the sale. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Debtor without liability on the part of the Bank. The Debtor expressly agrees that the Bank may enter upon the premises where the Collateral is believed to be located without any obligation of payment to the Debtor, and that the Bank may, without cost, use any and all of the Debtor’s “equipment” (as defined in the UCC) in the manufacturing or processing of any “inventory” (as defined in the UCC) or in growing, raising, cultivating, caring for, harvesting, loading and transporting of any of the Collateral that constitutes “farm products” (as defined in the UCC). If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Debtor at least ten (10) days prior to the date of sale, disposition or other event giving rise to the required notice, and such notice shall be deemed commercially reasonable. The Debtor is liable for any deficiency remaining after disposition of the Collateral.

Miscellaneous.

1.

Where the Collateral is located at, used in or attached to a facility leased by the Debtor, the Debtor will obtain from the lessor a consent to the granting of this security interest and a release or subordination of the lessor’s interest in any of the Collateral, in form and substance satisfactory to the Bank.

2.

At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Debtor agrees to reimburse the Bank on demand for any payment made or expense incurred by the Bank, with interest at the highest rate at which interest may accrue under any of the instruments or documents evidencing the Liabilities.

3.

No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy, no single or partial exercise by the Bank of any right or remedy precludes any other exercise of it or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor does a waiver on one occasion waive that right on any future occasion.

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4.	If any provision of this agreement is invalid, it shall be ineffective only to the extent of its invalidity, and the remaining provisions shall be valid and effective.
5.

Except as provided in the Accounts; Chattel Paper; General Intangibles; and Instruments paragraph above, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

6.

All rights of the Bank benefit the Bank’s successors and assigns; and all obligations of the Debtor bind the Debtor’s heirs, executors, administrators, successors and assigns. If more than one person or entity signs as the Debtor, their obligations are joint and several and each agreement, representation, warranty and covenant shall be individual, joint and several and the “Collateral” includes any property that is owned by any Debtor individually or jointly with any other.

7.

A carbon, photographic or other reproduction of this agreement is sufficient as, and can be filed as, a financing statement. The Bank is irrevocably appointed the Debtor’s attorney-in-fact to execute any financing statement on the Debtor’s behalf covering the Collateral. The Debtor authorizes the Bank to file one or more financing statements or similar records related to the security interests created by this agreement, and further authorizes the Bank, as secured party herein, instead of the Debtor, to sign such financing statements and other similar records.

Indemnification. The Debtor agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively the “Indemnified Persons”) harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to its laws of conflicts), and to the extent applicable, federal law, except to the extent that the laws regarding the perfection and priority of security interests of the state(s) in which either the Debtor or any property securing the Liabilities is located, are applicable. The Debtor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of New Jersey, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Debtor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Debtor waives any claim that the State of New Jersey is not a convenient forum or the proper venue for any such suit, action or proceeding.

Additional Representations, Warranties and Covenants. The Debtor represents, warrants and covenants to the Bank that each of the following is true and will remain true until termination of this agreement and payment in full of all Liabilities: (a) the execution and delivery of this agreement and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, and do not require the consent or approval of any governmental authority or any third party; (b) this agreement is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. The Debtor, other than a natural person, further represents that: (a) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (b) the execution and delivery of this agreement and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement or document governing its affairs.

THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK

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WAIVER OF SPECIAL DAMAGES. THE DEBTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE DEBTOR AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG THE DEBTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Debtor:

BOS-Supply Chain Solutions (Summit), Inc.

By:

Printed Name	Title

Date Signed:

7

Collateral Location Schedule

Date: ___________________________________________		Debtor: ________________________________________
Check one:	☐ Designation of initial location of Collateral	Date of Continuing Security Agreement: ____________
☐ Notice of intent to relocate Collateral

Instructions: This schedule should be completed by the Debtor (the owner of the Collateral) described in the Continuing Security Agreement to which this form is attached, if the Collateral is located at or will be relocated to, any place other than the Debtor’s address set forth in the Continuing Security Agreement. The Debtor is required to notify the Bank in writing at least ten (10) days’ prior to changing the location of any Collateral. The Debtor represents and warrants that the Collateral is located or stored at the location(s) described below and if any location(s) is leased or used for storage and not owned by the Debtor, the name, address and the phone number of the Landlord or owner of the warehouse (“Warehouseman”) and contact name is set forth below with respect to the leased or storage premises.

Please PRINT or TYPE the following information.
Collateral Location		Landlord/Warehouseman Information

Address: ________________________________________

City, State: ______________________________________

Zip Code: _______________________________________

Collateral: _______________________________________

☐  Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.

☐  Landlord        ☐ Warehouseman
Name: _________________________________________
Address: _______________________________________
Suite Number:  __________________________________
City, State: _____________________________________
Zip Code: ______________________________________
Contact Name: __________________________________
Phone Number:  _________________________________

Collateral Location		Landlord/Warehouseman Information

Address: ________________________________________

City, State: ______________________________________

Zip Code: _______________________________________

Collateral: _______________________________________

☐  Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.

☐  Landlord        ☐ Warehouseman
Name: _________________________________________
Address: _______________________________________
Suite Number:  __________________________________
City, State: _____________________________________
Zip Code: ______________________________________
Contact Name: __________________________________
Phone Number:  _________________________________

Collateral Location		Landlord/Warehouseman Information

Address: ________________________________________

City, State: ______________________________________

Zip Code: _______________________________________

Collateral: _______________________________________

☐  Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.

☐  Landlord        ☐ Warehouseman
Name: _________________________________________
Address: _______________________________________
Suite Number:  __________________________________
City, State: _____________________________________
Zip Code: ______________________________________
Contact Name: __________________________________
Phone Number:  _________________________________

Collateral Location		Landlord/Warehouseman Information

Address: ________________________________________

City, State: ______________________________________

Zip Code: _______________________________________

Collateral: _______________________________________

☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.

☐ Landlord        ☐ Warehouseman
Name: _________________________________________
Address: _______________________________________
Suite Number:  __________________________________
City, State: _____________________________________
Zip Code: ______________________________________
Contact Name: __________________________________
Phone Number:  _________________________________

DEBTOR:  ______________________________________________
By:  ____________________________________________________
Name: __________________________________________________
Title: ___________________________________________________

8

Continuing Guaranty

Dated as of May 8, 2009

Guaranty. To induce JPMorgan Chase Bank, N.A., whose address is 695 Route 46, 1st Floor, Fairfield, NJ 07004 (together with its successors and assigns, the “Bank”), at its option, to make financial accommodations, make or acquire loans, extend or continue credit or some other benefit, including letters of credit and foreign exchange contracts, present or future, direct or indirect, and whether several, joint or joint and several, to BOS-Supply Chain Solutions (Summit), Inc. (whether one or more, the “Borrower”, individually and collectively, if more than one), and because the undersigned (the “Guarantor”) has determined that executing this Guaranty is in its interest and to its financial benefit, the Guarantor absolutely and unconditionally guarantees to the Bank, as primary obligor and not merely as surety, the performance of and full and prompt payment of the Liabilities when due, whether at stated maturity, by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Bank for any fees, charges, costs and expenses, including reasonable attorneys’ fees (including fees and expenses of counsel for the Bank that are employees of the Bank or its affiliates) and court costs, that the Bank may pay in collecting from the Borrower or the Guarantor, and for liquidating any Collateral (collectively, “Collection Amounts”). The Guarantor’s obligations under this Guaranty shall be payable in lawful money of the United States of America.

Liabilities. The term “Liabilities” in this Guaranty means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceedings, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The Guarantor and the Bank specifically contemplate that Liabilities include indebtedness hereafter incurred by the Borrower to the Bank. The term “Rate Management Transaction” in this Guaranty means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Limitation. The Guarantor’s obligation under this Guaranty is UNLIMITED.

Continued Reliance. This Guaranty shall remain in effect until payment in full of the Remaining Liabilities, as defined below, following termination of this Guaranty by the Guarantor in accordance with this paragraph. This Guaranty will continue to be in effect until final payment and performance in full of all Liabilities and the termination of any commitment of the Bank to make loans or other financial accommodations to the Borrower. The Guarantor may terminate the Guarantor’s liability for Liabilities not in existence or for which the Bank has no commitment to advance or acquire by delivering written notice to the Bank as set forth in the paragraph below captioned “Notice.” After the Guarantor’s termination of this Guaranty, the Guarantor will continue to be liable for the following amounts (the “Remaining Liabilities”): (i) all Liabilities existing on the effective date of termination, (ii) all Liabilities to which the Bank has committed to advance or acquire prior to the effective termination date (whether or not the Bank is contractually obligated to advance or acquire the loans or extensions of credit), (iii) all subsequent renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements and amendments (but not increases) of those Liabilities, (iv) all interest accruing on those Liabilities after the effective termination date and (v) all Collection Amounts incurred with respect to those Liabilities, on or after the effective termination date. The Bank may continue to permit the Borrower to incur Liabilities and to issue commitments to the Borrower to advance or acquire Liabilities in reliance on this Guaranty until the effective date of termination, regardless of whether at any time or from time to time there are no existing Liabilities nor commitment by the Bank to advance or acquire Liabilities.

Security. The term “Collateral” in this Guaranty means all real or personal property described in all security agreements, pledge agreements, mortgages, deeds of trust, assignments, or other instruments now or hereafter executed in connection with any of the Liabilities. If applicable, the Collateral secures the payment of the Liabilities.

Bank’s Right of Setoff. In addition to the Collateral, if any, the Guarantor grants to the Bank a security interest in the Accounts, and the Bank is authorized to setoff and apply, all Accounts, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower and all obligations of the Guarantor under this Guaranty. This right of setoff may be exercised at any time and from time to time, and without prior notice to the Guarantor. This security interest in the Accounts and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest in the Accounts. The rights of the Bank under this paragraph are in addition to other rights the Bank may have by law. In this paragraph: (a) the term “Accounts” means any and all accounts and deposits of the Guarantor (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Accounts held jointly with another, but excluding any IRA or Keogh Account, or any trust Account in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any securities entitlements, securities accounts, investment property, financial assets and all securities and other property of the Guarantor in the custody, possession or control of the Bank, JPMorgan Chase & Co. and their respective subsidiaries and affiliates (other than property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank to or for the credit or account of the Guarantor and any claim of the Guarantor (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

Remedies/Acceleration. If the Guarantor fails to pay any amount owing under this Guaranty, the Bank shall have all of the rights and remedies provided by law or under any other agreement. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person or business entity with or without designation of the capacity of that nominee. The Guarantor is liable for any deficiency in payment of any Liabilities whether of principal, interest, fees, costs or expenses remaining after the disposition of any Collateral. The Guarantor is liable to the Bank for all reasonable costs and expenses of any kind incurred in the making and collection of this Guaranty, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding. All obligations of the Guarantor to the Bank under this Guaranty, whether or not then due or absolute or contingent, shall, at the option of the Bank, without notice or demand, become due and payable immediately upon the occurrence of any default or event of default under the terms of any of the Liabilities or otherwise with respect to any agreement related to the Liabilities (or any other event that results in acceleration of the maturity of any Liabilities, including without limitation, demand for payment of any Liabilities constituting demand obligations or automatic acceleration in a legal proceeding) or the occurrence of any default under this Guaranty.

Permissible Actions. If any monies become available from any source other than the Guarantor that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not covered by this Guaranty. The Bank may take any action against the Borrower, the Collateral, or any other person liable for any of the Liabilities. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release the Collateral, and need not perfect a security interest in the Collateral. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of set-off. The Guarantor authorizes the Bank, without notice or demand and without affecting the Guarantor’s obligations hereunder, from time to time, to: (a) renew, modify, compromise, rearrange, restate, consolidate, extend, accelerate, postpone, grant any indulgence or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more endorsers, sureties, Guarantor or other guarantors; (c) take and hold Collateral for the payment of this Guaranty or the Liabilities, and enforce, exchange, impair, substitute, subordinate, waive or release any Liabilities or any Collateral for the Liabilities; (d) proceed against such Collateral and direct the order or manner of sale of such Collateral as the Bank in its discretion may determine; (e) apply any and all payments from the Borrower, the Guarantor or any other obligor on the Liabilities, or recoveries from such Collateral, in such order or manner as the Bank in its discretion may determine; and (f) to accept any partial payment of Liabilities or collateral for the Liabilities. The Guarantor’s obligations under this Guaranty shall not be released, diminished or affected by (i) any act or omission of the Bank, (ii) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower, any other obligor or any of their respective assets, (iii) any change in the composition or structure of the Borrower, the Guarantor or any other obligor on the Liabilities, including a merger or consolidation with any other person or entity, or (iv) any payments made upon the Liabilities. The Guarantor hereby expressly consents to any impairment of Collateral, including, but not limited to, failure to perfect a security interest and release Collateral and any such impairment or release shall not affect the Guarantor’s obligations hereunder.

2

Nature of Guaranty. This Guaranty is an absolute guaranty of payment and performance and not of collection. Therefore, the Bank may insist that the Guarantor pay immediately, and the Bank is not required to attempt to collect first from the Borrower, the Collateral, or any other person liable for the Liabilities. The obligation of the Guarantor shall be unconditional and absolute even if all or any part of any agreement between the Bank and the Borrower is unenforceable, void, voidable or illegal or uncollectible due to incapacity, lack of power or authority, discharge or for any reason whatsoever, and regardless of the existence of any defense, setoff, discharge or counterclaim (in any case, whether based on contract, tort or any other theory) which the Borrower may assert. If the Borrower is a corporation, limited liability company, partnership or trust, it is not necessary for the Bank to inquire into the powers of the Borrower or the officers, directors, members, managers, partners, trustees or agents acting or purporting to act on its behalf, and any of the Liabilities made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder. Without limiting the foregoing, the Guarantor’s liability is absolute and unconditional irrespective of and shall not be released, diminished or affected by: (a) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure, render unenforceable or otherwise affect any term of any Liabilities; or (b) any war, riot or revolution impacting multinational companies or any act of expropriation, nationalization or currency inconvertibility or nontransferability arising from governmental, legislative or executive measures affecting any obligor or the property of any obligor on the Liabilities.

Other Guarantors. If there is more than one Guarantor, the obligations under this Guaranty are joint and several. In addition, each Guarantor under this Guaranty shall be jointly and severally liable with any other guarantor of the Liabilities. If the Bank elects to enforce its rights against fewer than all guarantors of the Liabilities, that election does not release the Guarantor from its obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or the Borrower shall not serve to impair, waive, alter or release the Guarantor’s obligations.

Rights of Subrogation. The Guarantor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person liable on the Liabilities, or the Collateral, until the Borrower and the Guarantor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Guaranty.

Waivers. The Guarantor waives (a) to the extent not prohibited by applicable law, all rights and benefits under any laws or statutes regarding sureties, as may be amended, and (b) any right the Guarantor may have to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Guaranty, (ii) incurrence or acquisition of any Liabilities, any credit that the Bank extends to the Borrower, Collateral received or delivered, default by any party to any agreement related to the Liabilities or other action taken in reliance on this Guaranty, and all notices and other demands of any description, (iii) diligence and promptness in preserving liability against any obligor on the Liabilities, and in collecting or bringing suit to collect the Liabilities from any obligor on the Liabilities or to pursue any remedy in the Bank’s power to pursue; (iv) notice of extensions, renewals, modifications, rearrangements, restatements and substitutions of the Liabilities or any Collateral for the Liabilities; (v) notice of failure to pay any of the Liabilities as they mature, any other default, adverse change in the financial condition of any obligor on the Liabilities, release or substitution of any Collateral, subordination of the Bank’s rights in any Collateral, and every other notice of every kind that may lawfully be waived; (vi) the Borrower’s default, (vii) any demand, diligence, presentment, dishonor and protest, or (viii) any action that the Bank takes regarding the Borrower, anyone else, the Collateral, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Bank to proceed against the Borrower, any other obligor or guarantor of the Liabilities, or the Collateral for the Liabilities or the Guarantor’s obligations under this Guaranty, or pursue any remedy in the Bank’s power to pursue, (d) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower, (e) the benefit of any statute of limitations affecting the Guarantor’s obligations hereunder or the enforcement hereof, (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities, and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of this Guaranty is effective unless it is in writing and signed by the party against whom it is being enforced.

Cooperation. The Guarantor agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Bank’s collateral free and clear of all liens.

Reinstatement. The Guarantor agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Bank is in possession of this Guaranty, or whether the Guaranty has been marked paid, released or canceled, or returned to the Guarantor and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Liabilities and the nature, scope and extent of the risks that the Guarantor assumes and incurs under this Guaranty, and agrees that the Bank does not have any duty to advise the Guarantor of information known to it regarding those circumstances or risks.

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Financial Information. The Guarantor further agrees that the Guarantor shall provide to the Bank the financial statements and other information relating to the financial condition, properties and affairs of the Guarantor as the Bank requests from time to time.

Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Representations and Warranties by Guarantor. The Guarantor represents and warrants that the following statements are true and will remain true until termination of this Guaranty and payment in full of all Liabilities: (a) the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) this Guaranty is a valid and binding agreement, enforceable according to its terms; (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates; (d) the Guarantor has filed all federal and state tax returns that are required to be filed, has paid all due and payable taxes and assessments against the property and income of the Guarantor and all payroll, excise and other taxes required to be collected and held in trust by the Guarantor for any governmental authority; (e) the Guarantor has determined that this Guaranty will benefit the Guarantor directly or indirectly; (f) the Guarantor has (i) without reliance on the Bank or any information received from the Bank and based upon the records and information the Guarantor deems appropriate, made an independent investigation of the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances that may bear upon those transactions, the Borrower or the obligations, liabilities and risks undertaken in this Guaranty with respect to the Liabilities; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower and the Bank has no duty to provide any information concerning the Borrower or any other obligor to the Guarantor; (iii) full and complete access to the Borrower and any and all records relating to any Liabilities now and in the future owing by the Borrower; (iv) not relied and will not rely upon any representations or warranties of the Bank not embodied in this Guaranty or any acts taken by the Bank prior to and after execution or other authentication and delivery of this Guaranty (including but not limited to any review by the Bank of the business, assets, operations, prospects and condition, financial or otherwise, of the Borrower); and (v) determined that the Guarantor will receive benefit, directly or indirectly, and has or will receive fair and reasonably equivalent value for, the execution and delivery of this Guaranty; (g) by entering into this Guaranty, the Guarantor does not intend to incur or believe that the Guarantor will incur debts that would be beyond the Guarantor’s ability to pay as those debts mature; (h) the execution and delivery of this Guaranty are not intended to hinder, delay or defraud any creditor of the Guarantor; and (i) the Guarantor is neither engaged in nor about to engage in any business or transaction for which the remaining assets of the Guarantor are unreasonably small in relation to the business or transaction, and any property remaining with the Guarantor after the execution or other authentication of this Guaranty is not unreasonably small capital. Each Guarantor, other than a natural person, further represents that: (1) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (2) the execution and delivery of this Guaranty and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement or document governing its affairs.

Notice. Except as otherwise provided in this Guaranty, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (i) upon receipt if delivered by hand, (ii) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (iii) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. Notice of terminations, as provided above, will not be deemed received until actually received by the Manager of Commercial Loan Documentation Division, KY1-4340, P.O. Box 33035, Louisville, KY 40232-3035, Attn: Manager of Commercial Loan Documentation Division under written receipt and shall be effective at the opening of the Bank for business on the third Delivery Day after receipt of the notice.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to its laws of conflicts). The Guarantor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of New Jersey, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Guarantor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Guarantor waives any claim that the State of New Jersey is not a convenient forum or the proper venue for any such suit, action or proceeding.

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Miscellaneous. The Guarantor’s liability under this Guaranty is independent of its liability under any other guaranty previously or subsequently executed by the Guarantor or any one of them, singularly or together with others, as to all or any part of the Liabilities, and may be enforced for the full amount of this Guaranty regardless of the Guarantor’s liability under any other guaranty. This Guaranty binds the Guarantor’s heirs, successors and assigns, and benefits the Bank and its successors and assigns. The Bank may assign this Guaranty in whole or in part without notice. The Guarantor agrees that the Bank may provide any information or knowledge the Bank may have about the Guarantor or about any matter relating to this Guaranty to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to one or more purchasers or potential purchasers of this Guaranty or the Liabilities guaranteed hereby. The use of headings does not limit the provisions of this Guaranty.

WAIVER OF SPECIAL DAMAGES. THE GUARANTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE GUARANTOR AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE GUARANTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Guarantor:

Address:	2711 Centerville Road, Ste. 400	BOS-Supply Chain Solutions (Lynk), Inc.
Wilmington, DE 19808
By:

			Printed Name	Title

Date Signed:

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